Exhibit 99.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust III and to the use of our report dated December 30, 2025 on the financial statements and financial highlights of Mast Managed Futures Strategy Fund and Mast Multialternative Strategy Fund, each a series of shares of Investment Managers Series Trust III. Such financial statements and financial highlights appear in the 2025 Annual Financial Statements in Form N-CSR which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

February 27, 2026